UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 18, 2011

MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

200 North 33rd Street, Quincy, Illinois 62301
 (Address of Principal Executive Offices) (Zip Code)

  (217) 223-7300
Registrant's Telephone Number, Including Area Code

  Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

In a press release dated July 21, 2011, Mercantile Bancorp, Inc. (the “Company”) reported the Company received notice on July 18, 2011 from NYSE Amex, LLC (the “Exchange”) indicating that, while the Company is not in compliance with certain continuing listing standards of the Exchange, the Exchange has accepted the Company’s plan of compliance and has granted an extension to the listing. The letter indicates the Company remains below certain of the NYSE Amex’s continued listing standards regarding stockholders’ equity, losses from continuing operations, and net losses in recent fiscal years, as set forth in Sections 1003(a)(i), (ii) and (iv) of the Company Guide, as first reported on April 29, 2011.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange. Based on a review of the information presented by the Company, as well as ongoing conversations with Company representatives, the Exchange has determined that, in accordance with Section 1009 of the Company Guide, the Company has made a reasonable demonstration of its ability to regain compliance with Sections 1003(a)(iv) of the Company Guide by January 17, 2012, and Section 1003(a)(i) and (ii) of the Company Guide by October 24, 2012.  The continued listing is subject to various conditions, including the completion of a sale or significant progress toward a sale by the Company of certain assets by September 30, 2011, completion of a capital raising transaction as required by applicable banking regulators by December 31, 2011, and other financial improvements.

The Company will be subject to periodic review by the Exchange during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

The full text of a press release regarding this matter, which was issued on July 21, 2011, is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements And Exhibits

(d) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on July 21, 2011 regarding letter from NYSE Amex, LLC.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

	By:	/s/ Ted T. Awerkamp
Name: Ted T. Awerkamp
Title: President and Chief Executive Officer
Date: July 21, 2011